Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-257768

Prospectus Supplement No. 4

(to Prospectus dated July 15, 2021)

23andMe Holding Co.

280,940,853 Shares of Class A Common Stock

467,670 Shares of Class A Common Stock

Up to 25,065,665 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 8,113,999 Warrants

__________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated July 15, 2021 (the “Prospectus”), related to: (1) to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Holders”) of up to: (i) 280,940,853 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”) and (ii) 8,113,999 warrants to purchase shares of Class A Common Stock originally issued in a private placement and (2) the issuance by us of up to (i) 25,065,665 shares of Class A Common Stock that may be issued upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share and (ii) 467,670 shares of Class A Common Stock reserved for issuance upon the exercise of outstanding options, with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on November 9, 2021 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock and public warrants are listed on The Nasdaq Global Select Market (“Nasdaq”), under the symbols “ME” and “MEUSW,” respectively. On November 8, 2021, the closing price of a share of Class A Common Stock was $12.67 and the closing price for our public warrants was $3.50.

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We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 12 of the Prospectus and in any applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 9, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 08, 2021

23andMe Holding Co.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39587	87-1240344
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

223 N. Mathilda Avenue
Sunnyvale, California		94086
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 938-6300

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	ME	The Nasdaq Global Select Market
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock	MEUSW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2021, the Board of Directors (the “Board”) of 23andMe Holding Co. (the “Company”) appointed Dr. Sandra R. Hernández as a director of the Company, effective immediately. Dr. Hernández will serve on the Board until the Company’s 2022 annual meeting of stockholders and until her successor is duly elected and qualified. The Board affirmatively determined that Dr. Hernández is independent under the applicable rules and regulations of the Securities and Exchange Commission and the listing rules of The Nasdaq Global Select Market.

Dr. Hernández will participate in all non-employee director compensation and benefit programs in which the Company’s other non-employee directors participate pursuant to the Company’s Outside Director Compensation Policy, including an initial award of restricted stock units with a target fair value of $350,000 in connection with her appointment to the Board and an annual equity grant of restricted stock units with a fair market value of $175,000, as of the date of appointment to the Board.

There are no related party transactions involving Dr. Hernández and the Company.

Item 7.01 Regulation FD Disclosure.

A copy of the Company’s press release regarding the matters described above has been furnished as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

The information in this report furnished pursuant to Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references the information furnished pursuant to Item 7.01 of this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	23andMe Holding Co. Press Release, dated November 9, 2021
104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

23ANDME HOLDING CO.

Date:	November 9, 2021	By:	/s/ Kathy Hibbs
Name: Kathy Hibbs Title: Chief Legal and Regulatory Counsel

EXHIBIT 99.1

23andMe Announces Appointment of Dr. Sandra Hernández to Board of Directors

Sunnyvale, Calif. – November 9, 2021 – 23andMe Holding Co. (Nasdaq: ME) (“23andMe”), a leading consumer genetics and research company, today announced the appointment of Dr. Sandra Hernández, President & CEO of the California Health Care Foundation (“CHCF”), to its Board of Directors.

“Dr. Hernández is a passionate advocate for improving today’s healthcare system by enabling anyone, including those in underserved communities, to get access to the care they need,” said Anne Wojcicki, CEO, and Co-Founder of 23andMe. “Leveraging her incredible expertise, Dr. Hernández will play an important role as 23andMe rolls out a new digital primary care experience that delivers personalized, preventative care to individuals in an affordable and accessible way.”

As the President & CEO of CHCF, an independent, nonprofit philanthropy dedicated to improving California’s healthcare system, particularly for those with low incomes, Dr. Hernández has been a leading figure in improving access to coverage and advocating for better care. Prior to joining CHCF, Dr. Hernández was CEO of The San Francisco Foundation, one of the nation’s largest community foundations, which she led for 16 years. She previously served for nearly a decade in the San Francisco Department of Public Health, including several years as Director of Public Health for the City and County of San Francisco.

“As a mission-driven company focused on empowering individuals with direct access to their genetic health information, 23andMe has the potential to help create a truly personalized approach to healthcare,” said Dr. Sandra Hernández, President & CEO of CHCF. “I look forward to joining the 23andMe Board as the company works to make a new individualized primary care experience more accessible to everyone.”

Dr. Hernández served as an assistant clinical professor at the University of California, San Francisco, School of Medicine and currently serves as a leadership council member of the UCSF Institute for Global Health Sciences. She practiced at San Francisco General Hospital in the AIDS clinic from 1984 to 2016. She is a graduate of Yale University, the Tufts School of Medicine, and the certificate program for senior executives in state and local government at Harvard University's John F. Kennedy School of Government.

About 23andMe

23andMe, headquartered in Sunnyvale, CA, is a leading consumer genetics and research company. Founded in 2006, the company’s mission is to help people access, understand, and benefit from the human genome. 23andMe has pioneered direct access to genetic information as the only company with multiple FDA authorizations for genetic health risk reports. The company has created the world’s largest crowdsourced platform for genetic research, with 80 percent of its customers electing to participate. The 23andMe research platform has generated more than 180 publications on the genetic underpinnings of a wide range of diseases, conditions, and traits. The platform also powers the 23andMe Therapeutics group, currently pursuing drug discovery programs rooted in human genetics across a spectrum of disease areas, including oncology, respiratory, and cardiovascular diseases, in addition to other therapeutic areas. More information is available at www.23andMe.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the future performance of 23andMe’s businesses in consumer genetics and therapeutics and the growth and potential of its proprietary research platform. All statements, other than statements of historical fact, included or incorporated in this press release, including statements regarding 23andMe’s strategy, financial position, funding for continued operations, cash reserves, projected costs, plans, and objectives of management, are forward-looking statements. The words "believes," "anticipates," "estimates," "plans," "expects," "intends," "may," "could," "should," "potential," "likely," "projects," "continue," "will," “schedule,” and "would" or, in each case, their negative or other variations or comparable terminology, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are predictions based on 23andMe’s current expectations and projections about future events and various assumptions. 23andMe cannot guarantee that it will actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements and you should not place undue reliance on 23andMe’s forward-looking statements. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond the control of 23andMe), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. The forward-looking statements contained herein are also 8-K filed with the Securities and Exchange Commission (“SEC”) on June 21, 2021 and in 23andMe’s Current Report on Form 10-Q filed with the SEC on August 13, 2021, as well as other filings made by 23andMe with the SEC from time to time. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as required by law, 23andMe does not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contacts

Investor Relations Contact: investors@23andMe.com

Media Contact: press@23andMe.com